EVERGREEN INVESTMENTS

200 BERKELEY STREET

BOSTON, MASSACHUSETTS 02116

January 6, 2009

VIA EDGAR

EDGAR Operations Branch

Division of Investment Management

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

         Re:  Notice of Late Filing on Form NT-NCSR

                Accession Number:  0000907244-08-000853 (File No.: 333-21799)

                (Evergreen International Balanced Income Fund)

To Whom It May Concern:

This letter is being filed in order to correct the filing record of the Evergreen International Balanced Income Fund (the “Registrant”).

On December 31, 2008, a notice of late filing pursuant to Rule 12b-25 of the Securities Exchange Act of 1934 was inadvertently filed by the Registrant on Form NT-NCSR. That filing should have been filed using form type NT-NSAR. The Registrant filed the corrected filing using Form NT-NSAR on December 31, 2008 (accession no.: 0000907244-08-000863).

Please direct all inquiries to Regina Brown of Evergreen  Investments at 617-210-3687.

                                                        Very truly yours,

                                                       \s\ Regina Brown

                                                       Regina Brown